UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):

December 29, 2005

AMSOUTH BANCORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	1-7476	63-0591257
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

AMSOUTH CENTER

1900 FIFTH AVENUE NORTH

BIRMINGHAM, ALABAMA 35203

(Address, including zip code, of principal executive office)

Registrant’s telephone number, including area code: (205) 320-7151

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 29, 2005, the board of directors of AmSouth Bancorporation (the “Company”) approved the acceleration of vesting of all outstanding unvested stock options previously awarded to employees and directors. This acceleration is effective as of December 29, 2005. The Company will adopt Financial Accounting Standards Board Statement No. 123 (revised 2004), Share-Based Payment (SFAS 123R), effective January 1, 2006. The purpose of the acceleration is to eliminate future non-cash compensation expense the Company would otherwise be required to recognize in its statement of income with respect to these options. The Company has placed a restriction on executive management and directors that would prevent the sale of any stock obtained through exercise of an accelerated option prior to the date the option would have otherwise vested under the terms of the original option agreement. The Company believes that all of the above actions are in the best interests of both the Company and its shareholders.

As a result of the acceleration, options to purchase approximately 15.7 million shares of common stock, with a range of exercise prices between $19.31 and $27.91 will become immediately exercisable. It is anticipated that the accelerated vesting of these options will reduce non-cash compensation expense in future periods by approximately $21.0 million (pre-tax), which includes approximately $16.0 million (pre-tax), or approximately $.03 per share, in 2006. Of the 15.7 million options that became exercisable as a result of the acceleration of vesting, 3,088,714 are held by executive management and 114,338 are held by directors. The closing price for the Company’s common stock quoted on the New York Stock Exchange on December 29, 2005 was $26.48.

The Company will record a one-time charge in the fourth quarter of 2005 of approximately $2.0 million as a result of the accelerated vesting.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMSOUTH BANCORPORATION

By:	/s/ John D. Buchanan
Name:	John D. Buchanan
Title	Executive Vice President and
General Counsel

Date: December 30, 2005